Exhibit 5.1

            Proskauer Rose Goetz & Mendelsohn LLP
                        1585 Broadway
                New York, New York 10036-8299
                       (212) 969-3000

                                   March 7, 1997


Level 8 Systems, Inc.
One Penn Plaza, Suite 3401
New York, New York 10119

Ladies and Gentlemen:

          We have acted as special counsel to Level 8 Systems, Inc. (the "Company"), a New York corporation, in connection with the preparation and filing of the Company's Registration Statement on Form S-3 (Registration No. 333- ) (the "Registration Statement") under the Securities Act of 1933 relating to the proposed offering by Hampshire Securities Corporation ("Hampshire") of 140,000 shares of the Company's common stock issuable upon exercise of a Warrant dated August 1, 1995 (the "Warrant").

          We have made such investigation and examined such documents and records (including certificates of certain public officials and certificates furnished by officers of the Company) as we have deemed necessary, and on that basis we are of the opinion that the shares of the Company's common stock issuable upon exercise of the Warrant and to be offered by Hampshire to the public pursuant to the Registration Statement have been duly authorized and, when issued and paid for in the manner described in the Registration Statement, will be validly issued and fully paid and nonassessable (subject to Section 630 of the New York Business Corporation Law).

          We consent to the use of this opinion for filing as
exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

               Very truly yours,

               PROSKAUER ROSE GOETZ & MENDELSOHN LLP